Altus Power, Inc. Insider Trading Policy
Adopted as of August 8, 2022

1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Altus Power, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which it does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.”
2.Persons Subject to the Policy. This Policy applies to all directors, officers and other employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information about the Company. Any such other persons will be notified by the Compliance Officer and the Chief Financial Officer (as referenced below) of the Company’s determination.
This Policy also applies to transactions by: (i) your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in your household,
(iii) any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (as defined below), and (iv) family trusts, family partnerships and similar entities controlled by you or any person described in items (i)-(iii) (collectively “Other Covered Persons”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
3.Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities (“Company Securities”), including the Company’s Class A and Class B common stock, options to purchase Class A and Class B common stock, restricted stock units or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debt and warrants.
4.Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to refrain from engaging in transactions in Company Securities while in possession of material nonpublic information about the Company. Each individual is responsible for ensuring that he or she, and each Other Covered Person whose transactions are subject to this Policy, as discussed above, complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer and the Chief Financial Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.Administration of the Policy. The Company’s Chief Legal Officer or such officer as is designated by the Chief Legal Officer shall serve as the Compliance Officer for the purposes of this Policy. All determinations and interpretations by the Compliance Officer, in consultation with the Chief Financial Officer, or his or her delegate shall be final.
6.Statement of Policy. It is the policy of the Company that a director, officer or other employee of the Company or its subsidiaries who is aware of material nonpublic information relating to the Company may not directly or indirectly through Other Covered Persons:
•engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions under Company Plans,”
“Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans”;
•pass such material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when such persons are aware of such information;
•disclose such material nonpublic information to persons within the Company whose jobs do not require them to have that information, or anyone outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities in contravention of this Policy. In addition, subject to the Company’s Third Amended and Restated Certificate of
Incorporation and Second Amended and Restated Bylaws (as each may be amended, restated or amended and restated), it is the policy of the Company that a director, officer or employee of the Company or its subsidiaries who, in the course of working for the Company or any of its subsidiaries, learns of material nonpublic information about a company with which the Company does business, including a supplier or customer of the Company or any of its subsidiaries, may not trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
7.Definition of Material Nonpublic Information.
7.1.Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Information regarding the progress or outcomes of the Company’s products and services;
•significant regulatory developments;
•timelines for expected launches of new products and services;
•projections of future cash expenditures, or other financial guidance;
•changes to previously announced financial guidance, or the decision to suspend financial guidance;
•a pending or proposed joint venture or licensing agreement;
•a pending or proposed merger, acquisition or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•a Company restructuring;
•significant related party transactions;
•a change in dividend policy, the declaration of a stock split or an offering of additional securities;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company Securities;
•a change in the Company’s cost structure;
•a change in management;

•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation, or the resolution of such litigation;
•impending bankruptcy or the existence of severe liquidity problems;
•the imposition of a ban on trading in Company Securities or the securities of another company; and
•significant cybersecurity breaches.
7.2.Nonpublic Information. Generally, information that has not been disclosed to the public is considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through Business Wire or other newswire services, a broadcast on widely available internet, radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”)
that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees.
Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the next full trading day after the information is released. For example, if the Company announces financial results after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information relating to the Company at that time). However, if the Company announces financial results after trading begins on that Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information relating to the Company at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
8.Transactions under Company Plans. This Policy does not apply to the following transactions, except as specifically noted:
8.1.Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
8.2.Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the sale of shares or withholding of shares in connection with the vesting of restricted stock units or similar awards, the settlement of restricted stock units or similar awards, or to a transaction in which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. The Policy does apply, however, to any market sale of restricted stock or other Company Securities received upon the settlement of any restricted stock unit or similar award.
8.3.Employee Stock Purchase Plan. This Policy does not apply to periodic purchases under a Company employee stock purchase plan, if such plan exists, that are made as the result of an election made at the beginning of the purchase period. This Policy would apply, however, to an initial decision to participate in the plan or a decision to increase the level of contribution in a subsequent purchase period. The Policy also applies to any sales of shares purchased under the plan.
8.4. 401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s or its subsidiaries’ 401(k) plans as a result of periodic contributions made pursuant to payroll deduction. The Policy does apply, however, to initial elections to participate, and increases or decreases in the level of participation, in a Company stock fund and transfers in or out of a Company stock fund (including in connection with a plan loan).
9.Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
10.Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information.
In addition, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
11.Special and Prohibited Transactions. The Company has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. It is therefore the Company’s policy that any person covered by this Policy may not engage in any of the following transactions:
11.1.Short-Term Trading. Short-term trading of Company Securities may be distracting to the person trading and may unduly focus the person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, and in accordance with Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director or executive officer of the

Company who purchases Company Securities may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
11.2.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore might signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”
11.3.Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, are prohibited by this Policy.
11.4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
11.5.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
11.6.Standing Limit Orders. Standing limit orders (except standing limit orders under Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations, similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing limit orders on Company Securities other than pursuant to Rule 10b5-1

Plans. If a person subject to this Policy determines that they must use a standing limit order, that person must contact the Compliance Officer and the Chief Financial Officer for clearance to place the order.
12.Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and the Chief Financial Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Rule 10b5-1 Plans will be considered by the Compliance Officer and the Chief Financial Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Compliance Officer and the Chief Financial Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
13.Trading Restrictions
13.1.Quarterly Trading Restrictions. All persons subject to this Policy may not engage in any transaction in Company Securities (other than as specified below under the heading “Exceptions”) during a blackout period beginning at the close of trading on The New York Stock Exchange on the 15th day of the last month of each fiscal quarter and ending after two full trading days following the public release of the Company’s quarterly earnings (the “Blackout Period”). For example, if the Company announces financial earnings before trading begins on a Tuesday, the Blackout Period will end with the opening of The New York Stock Exchange on that Thursday. However, if the Company announces earnings after trading begins on that Tuesday, the Blackout Period will end with the opening of The New York Stock Exchange on that Friday.
13.2.Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, such persons that designated by the Compliance Officer and the Chief Financial Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer and the Chief Financial Officer, designated persons should refrain from trading in Company Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer and the Chief Financial Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer and the Chief Financial Officer have not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
13.3.Exceptions. The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Policy does not apply, as described therein under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Transactions with the Company.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event- specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described in the Policy under the heading “Rule 10b5-1 Plans.”
14.Pre-Clearance Procedures. The Company will notify certain individuals who are subject to the additional pre-clearance procedures outlined below. All other individuals subject to this Policy are subject to the notification requirements outlined below.
Directors, officers, the Co-Heads of Origination, the Controller, and other persons who are designated by the Compliance Officer and the Chief Financial Officer as being subject to these Pre-Clearance Procedures (because they are in a position to routinely become aware of material nonpublic information), as well as their family members and other related persons and entities specified in the “Persons Subject to the Policy” section of the Policy, may not engage in any transaction in Company Securities at any time, even if not subject to a Blackout Period, without first obtaining pre-clearance of the transaction from the Compliance Officer and the Chief Financial Officer. A request for pre-clearance should be submitted to the Compliance Officer and the Chief Financial Officer at least two trading days in advance of the proposed transaction. The Compliance Officer and the Chief Financial Officer are under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer and the Chief Financial Officer. The requestor should also indicate whether he or she has effected any “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer and the Chief Financial Officer, the requestor must complete the proposed trade within two trading days or make a new trading request.

15.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
16.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as foreign regulatory authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other
“controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
17.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer and the Chief Financial Officer.
18.Certification. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.
19.Procedure Modifications and Amendments. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy. The Board may amend this Policy provided that any such amendment is appropriately disclosed if required.

Adopted : December 9, 2021 Updated : August 8, 2022

CERTIFICATION
I certify that:
1.I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer and the Chief Financial Officer are available to answer any questions I have regarding the Policy.
2.Since becoming an employee, officer or director of the Company, or otherwise subject to the Policy, and I have complied with the Policy.
3.I will continue to comply with the Policy for as long as I am subject to the Policy. Print name:
Signature:      Date: